ACADIA NATIONAL HEALTH SYSTEMS, INC.

Board of Directors' Resolution Authorizing
Borrowing from a Bank and the Establishment of a Line of Credit

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned, being all of the Directors of ACADIA NATIONAL HEALTH SYSTEMS, INC. (hereinafter referred to as "ACADIA" or the "Corporation") do hereby waive any and all notice that may be required to be given with respect to a meeting of the Directors of the Corporation and do hereby unanimously take, ratify, confirm and approve the following action, as of July 24, 1997:

     WHEREAS, this Corporation is in need of funds for its corporate purposes and the officers of this Corporation have arranged for financial accommodations from NORTHEAST BANK FSB (hereinafter referred to as the "Bank"), whose address is 232 Center Street, Auburn, ME 04210, upon terms and conditions satisfactory to such officers and to this Board.

     RESOLVED: That this Corporation borrow from the Bank funds up to but not exceeding the principal amount of One Hundred Thousand Dollars ($100,000) and establish a lines of credit from the Bank up to but not exceeding Four Hundred Thousand Dollars ($400,000) and Two Hundred Fifty Thousand Dollars ($250,000), respectively (hereinafter referred to as the "Loan" or "Loans"), and that the Chief Executive Officer or Treasurer of the Corporation be and such officers are hereby authorized and empowered in the name of and on behalf of the Corporation (a) to execute, acknowledge and deliver to the Bank the promissory note or notes or other instruments of this Corporation evidencing any such Loan or Loans or any extensions or renewals thereof, maturing upon such date or dates, bearing interest at such rate or rates, in such form, and containing such terms and conditions as may be agreed upon by the Bank and said officers, the execution, acknowledgment and delivery of any such promissory note or notes or other instruments by such corporate officers to be conclusive evidence of such agreement.

     RESOLVED: That said officers be and they are hereby authorized and empowered in the name of and on behalf of this Corporation to execute, acknowledge and deliver to the Bank a Loan Agreement, a Security Agreement and a Collateral Assignment of Company Assets in connection with such Loan or Loans containing such terms, conditions, covenants and agreements of this Corporation as may be agreed upon by the Bank and said officers, the execution, acknowledgment and delivery of any such security agreement by such corporate officers to be conclusive evidence of such agreement.

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     RESOLVED: That for action of the Bank in reliance thereon, the
Secretary of this Corporation be and is hereby authorized and empowered to certify to the Bank a copy of these resolutions and that the Bank may consider such officers to continue in office and these resolutions to remain in full force and effect until written notice to the contrary shall be received by an officer of the Bank.

     RESOLVED: That the Chief Executive Officer of the Corporation be and is hereby authorized and directed in the name of the Corporation and upon its behalf to accept the Loan Documents and to execute, acknowledge, and deliver the acceptance by the Corporation of such Loan Documents.

     RESOLVED, that all other actions taken by the officers of the Corporation since the date of the last Annual Minutes of the Board of Directors are hereby ratified, approved and confirmed.


     IN WITNESS WHEREOF, the undersigned Directors have evidenced their approval of the above proceedings as of the date first above mentioned.



                                        ________________________________
                                        PAUL W. CHUTE,
                                        Chairman


                                        ________________________________
                                        JACQUELYN J. MAGNO,
                                        Secretary

DATED: July 24, 1997